Exhibit 1

                                              Contact:   Susie Ter-Jung
                                                         Bunge Limited
                                                         1-914-684-3398
                                                         susieter-jung@bunge.com


                BUNGE ANNOUNCES PRICING OF SENIOR NOTES OFFERING

WHITE PLAINS, NY - December 10, 2003 - Bunge Limited (NYSE: BG) announced today that it has priced an offering pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended, of $500 million aggregate principal amount of 4.375% senior notes due 2008. The senior notes will be issued by Bunge's wholly owned subsidiary, Bunge Limited Finance Corp., and guaranteed by Bunge.

Bunge intends to use the net proceeds from the offering to reduce outstanding indebtedness.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The senior notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Bunge Limited

Bunge Limited (www.bunge.com) is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain with worldwide distribution capabilities and primary operations in North America, South America and Europe. Founded in 1818 and headquartered in White Plains, New York, Bunge has 24,000 employees and locations in 29 countries. Bunge is the world's leading oilseed processing company, the largest producer and supplier of fertilizers to farmers in South America and the world's leading seller of bottled vegetable oils to consumers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" and similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: our ability to consummate this transaction, our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and alliances; estimated demand for commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry; economic and political conditions in the primary markets where we operate; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.